Exhibit (a)(1)(J)
June 18, 2015

Dear Stockholders,
You have probably heard the exciting news that Geeknet has entered into a merger agreement with GameStop, under which GameStop will acquire Geeknet, including ThinkGeek.com and ThinkGeek Solutions.
On Monday, June 15th, GameStop initiated its tender offer to acquire Geeknet shares for $20.00 per share in cash, without interest and less any applicable taxes required to be withheld. The tender offer is required to be open for 20 business days. So, the tender offer will expire at 11:59PM on Monday, July 13th, unless extended pursuant to the merger agreement.
Assuming that at least a majority of the outstanding Geeknet shares are tendered by July 13th, then we expect that the merger will become effective shortly thereafter. Geeknet will be taking actions to delist from the NASDAQ exchange in connection with the merger.
If you hold shares through a broker, dealer, bank, trust company or other nominee (each, a “broker” or collectively, “brokers”), then, upon commencement of the tender offer, the transfer agent notified the brokers, and the brokers in turn will or have notified the underlying stockholders. You, as an underlying stockholder, should expect to receive an electronic notification in approximately 5 business days from commencement of the tender. Or if you elected to receive physical delivery of notices, then your notification may take an additional 5 - 7 days.
If you have not received notification within a couple weeks, and you want to tender your shares, please contact your broker with whom your shares are held to take action.
If you are the holder of record, and you wish to tender all or any portion of your shares, then you must complete and sign the Letter of Transmittal, which will be included in the tender offer materials you receive, and mail, deliver or fax the properly completed and executed Letter of Transmittal and any other required documents to be received by Computershare Trust Company, N.A., in its capacity as depositary and paying agent for the tender offer (“Depositary”). You must also either deliver the certificates for your shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer prior to the Expiration Date of the tender offer.
Payments for the shares will be made as soon as reasonably practicable following the effective time of the merger and in no event later than five (5) business days after the closing date of the merger. The tax consequences of your receipt of payments for your Geeknet shares in connection with the merger are complex and fact-specific. You should consult with your own tax, legal and financial advisors for guidance.
For more information, please contact Georgeson, the information agent and paying agent or BofA Merrill Lynch, the dealer manager for the tender offer. Georgeson can be reached via its toll-free number at (888) 877-5360 or via email at GameStopOffer@georgeson.com. BofA Merrill Lynch can be reached via its toll-free number at (888) 803-9655.
Thank you for your interest in our company.
Additional Information
This communication is for information purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of Geeknet's common stock. The solicitation and the offer to purchase shares of Geeknet's common stock is only being made pursuant to an offer to purchase and related materials that GameStop Corp. and Gadget Acquisition, Inc. filed with the Securities and

Exchange Commission (the "SEC"). GameStop filed a Tender Offer Statement on Schedule TO with the SEC, and Geeknet filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. GEEKNET STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. The Tender Offer Statement and other SEC filings made by GameStop are made available without charge at the SEC's website at www.sec.gov and at the investor relations section of GameStop’s website at http://investor.GameStop.com. The Solicitation/Recommendation Statement and other SEC filings made by Geeknet are made available without charge at the SEC's website at www.sec.gov and at the investor relations section of Geeknet’s website at www.geek.net.

Forward-Looking Statements
This communication contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. Geeknet and GameStop intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. Various factors could adversely affect Geeknet’s and GameStop’s operations, business or financial results in the future and cause its actual results to differ materially from those contained in the forward-looking statements. The forward looking statements contained herein include assumptions about Geeknet’s and GameStop’s operations, and certain plans, activities or events which we expect will or may occur in the future. Risks and uncertainties related to the proposed transactions include, among others: (1) the ability to obtain requisite regulatory approvals required to complete proposed transactions, (2) the satisfaction of the conditions to the consummation of the proposed transactions, (3) the timing of the completion of the proposed transactions and (4) the potential impact of the announcement or consummation of the proposed transactions on Geeknet’s and GameStop’s relationships, including with employees, suppliers and customers. With respect to Geeknet, please also refer to those factors discussed in detail in the “Risk Factors” sections contained in Geeknet’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 23, 2015 and in Geeknet’s subsequently filed Form 10-Q. With respect to GameStop, please also refer to those factors discussed in detail in the “Risk Factors” section contained in GameStop’s Annual Report on Form 10-K for the year ended January 31, 2015 filed with the SEC on March 30, 2015 and in GameStop’s subsequently filed Form 10-Q. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Neither Geeknet nor GameStop undertakes any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.